Exhibit 99

TRICO MARINE SERVICES, INC. ANNOUNCES PRICING OF
NEW 8 7/8% SENIOR NOTES DUE 2012

SOURCE:     Trico Marine Services, Inc.

Press Release

HOUSTON, May 23, 2002 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (Nasdaq: TMAR) announced today the pricing of its previously announced private offering of $250.0 million aggregate principal amount of its 8 7/8% Senior Notes due 2012.  The notes were priced at 99.196 to yield 9.0%.

Trico Marine expects to use the net proceeds of the offering of the senior notes due 2012 to purchase its existing 8 1/2% senior notes due 2005 pursuant to an outstanding offer to purchase such notes and to pay related fees and expenses.

The notes being sold have not and will not be registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The notes will be eligible for trading under Rule 144A.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the senior notes due 2012, nor shall there be any sale of these senior notes in any state in which any such offer, solicitation or sale would be unlawful.

Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews and support for the construction, installation and maintenance and removal of offshore facilities.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the company that could cause actual events to differ materially form those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission filings.

SOURCE:     Trico Marine Services, Inc.